Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 6, 2021

To: Experiential Squared, Inc. as manager of My Racehorse CA, LLC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 6, 2021, with respect to the balance sheets of My Racehorse CA, LLC as of December 31, 2020 and 2019 and the related statements of operations, member's equity/deficit, and cash flows for the calendar year periods of 2020 and 2019 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC
April 6, 2021